LEASE MODIFICATION AGREEMENT


         THIS LEASE MODIFICATION AGREEMENT (this "Agreement") dated this 12th day of July, 1999 by and between OLD POST ROAD ASSOCIATES, LLC, a New York limited liability company, having an address at c/o Alfred Weissman Real Estate, Inc., 1 Larkin Plaza, Yonkers, New York 10701 ("Landlord") and MOBIUS MANAGEMENT SYSTEMS, INC., a Delaware corporation, having an address at 120 Old Post Road, Rye, New York ("Tenant").

                                   WITNESSETH

         WHEREAS, Landlord and Tenant entered into that certain Lease dated as of December 4, 1997, as modified by that certain letter dated March 5, 1998 correcting the name of the Landlord and the mailing address of the Demised Premises (collectively, the "Lease") pursuant to which Tenant leased from Landlord that certain office building known as and by street address 120 Old Post Road, Rye, New York (the "Building") and all of the land and improvments thereon owned or groundleased by Landlord as more particularly described in Exhibit A attached to and made a part of the Lease (the "Real Property"), including, in addition, any other parcels of land or improvements or facilities serving the Demised Premises and made available by easement, agreement or otherwise (together the Real Property and the Building are herein referred to as the "Demised Premises"); and

         WHEREAS, Tenant has requested Landlord's approval for the making of certain structural Alterations to the Demised Premises such that the Building would be expanded by the addition thereto of a third floor containing approximately 26,800 rentable square feet of space for Tenant's occupancy (the "Additional Space") together with certain related site and off-site improvements; and

         WHEREAS, Landlord agrees that Tenant may construct the Additional Space and Landlord agrees to consent thereto upon the terms and conditions set forth in this Agreement; and

         WHEREAS, in order to set forth the terms, covenants and conditions pursuant to which the Additional Space shall be constructed and occupied by Tenant, Landlord and Tenant desire to modify the Lease as provided in this Agreement; and

         WHEREAS, all terms which are capitalized in this Agreement, but not defined herein, shall have the meanings given to such terms in the Lease.

         NOW, THEREFORE, in consideration of One Dollar ($1.00) and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

Section 1.        Construction of Additional Space.

(a) General. The foregoing recitals are hereby incorporated herein. In connection with the construction of the Additional Space, Landlord has obtained the Approvals (as defined below), and will attempt to obtain the Architectural Review Approval, Building Permit and Lender Approval (as such terms are defined below). In addition, Landlord arranged for the preparation of the Final Plans and Specifications (as defined below). Tenant will enter into the Construction Contract (as defined below). With respect to the construction of the Additional Space and related site and off-site improvements, Article 15 of the Lease shall be of no force or effect.

(b) Zoning Approvals. Attached hereto as Exhibit A is a site plan (the "Site Plan") showing the Additional Space together with certain site and off-site improvements related thereto (including, without limitation, additional parking for 90 automobiles) and which has been submitted by Landlord on behalf of Landlord and Tenant to the applicable City of Rye planning and zoning authorities and which has been approved by such authorities (the "Approvals"), subject (i) to a final approval (the "Architectural Review Approval") of the City of Rye Architectural Review Board (the "Review Board") of the Final Plans and Specifications (as hereinafter defined); and (ii) to obtaining a building permit allowing construction of the Additional Space to commence (the "Building Permit"). Landlord promptly shall submit the Final Plans and Specifications to the appropriate authorities in order to obtain the Architectural Review Approval and the Building Permit. Landlord and Tenant anticipate making such submission on or before June 22, 1999. After such submission, Landlord shall make diligent efforts to obtain the Architectural Review Approval and the Building Permit in accordance with the schedule previously submitted by Landlord to Tenant, including, without limitation, attending public or private meetings with the appropriate officials and filing any necessary additional documents. Landlord shall request that the Review Board schedule discussion of the Final Plans and Specification on the agenda of the earliest possible public meeting of the Review Board after the submission. Tenant shall cooperate with Landlord and the Review Board (at no additional material cost to Tenant) in connection with all such submissions and the attempt to obtain the Architectural Review Approval and the Building Permit, including, without limitation, attending and participating in public and private meetings. If Landlord has not obtained the Architectural Review Approval and the Building Permit (if the Architectural Review Approval or the Building Permit are obtained, subject only to deminimus changes to the Final Plans and Specifications, the same shall be deemed obtained and Landlord shall have such deminimus changes made to the Final Plans and Specifications) on or before September 21, 1999, then either Landlord or Tenant may terminate this Agreement by written notice to the other in which event this Agreement shall be deemed null and void and of no force or effect; provided, however, such termination shall have no effect on the Lease, which shall remain in full force and effect as if this Agreement had never been executed; provided, further, however, that Landlord shall not have the right to terminate this Agreement unless Landlord concludes, in its reasonable judgment, that either (or both) of the Architectural Review Approval or the Building Permit are not likely to be obtained or the Architectural Review Approval or the Building Permit are likely to be obtained, but only after incurring additional costs which are more than deminimus or only upon certain required conditions or changes which will cause an increase in costs to construct the Additional Space that is more than deminimus. If the Architectural Review Board approves the Final Plans and Specifications subject to changes thereto which are more than deminimus, or if issuance of the Building Permit is subject to conditions, the cost of which to satisfy is more than deminimus, Landlord's right to terminate this Agreement shall be subject to nullification by Tenant, if Tenant, within ten (10) business days of Landlord's termination, shall agree in writing to pay any additional cost associated with such requested changes. If neither party terminates this Agreement, then Landlord shall continue diligently to pursue the Building Permit and the Architectural Review Approval.

(c) Plans and Specifications. Attached hereto as Exhibit B is a schedule of the final plans and specifications (the "Final Plans and Specifications"), subject to any revision which may be required by the applicable authorities in order to obtain the Architectural Review Approval and the Building Permit, prepared for Landlord and Tenant by Dennis Noskin & Associates as the architect (the "Architect"), for the construction of the Additional Space, including, without limitation, all of the related site and off-site improvements. Landlord acknowledges that Tenant has retained the services, at Tenant's sole cost and expense and not as a part of the Cost of Construction (as defined below), of a structural engineer to review on Tenant's behalf the Final Plans and Specifications. In the event that such engineer shall request changes to the Final Plans and Specifications, Landlord agrees to consider such changes and to discuss the need for such changes with Tenant's engineer. However, Landlord shall be under no obligation to have the Final Plans and Specifications revised based upon such request or such discussions. The cost of the preparation of the Final Plans and Specifications shall be included as a line item in the Budget (as defined below). Neither the approval by Landlord of the Final Plans and Specifications or any other plans, specifications, drawings or other items associated with the Additional Space shall constitute any warranty or covenant by Landlord to Tenant, except for any warranty or covenant expressly set forth in this Agreement, of the adequacy of the design for Tenant's intended use of the Additional Space. Tenant agrees to, and does hereby, assume full and complete responsibility to ensure that the floor plans and general layout of the Additional Space as shown on the Final Plans and Specifications are adequate to fully meet the needs and requirements of Tenant's intended operations of its business within the Additional Space. Landlord acknowledges that the Construction Contract (as defined below) permits Tenant to make certain changes to the Plans and Specifications, as "Change Orders" to the work. Tenant shall be permitted to make such changes, provided that Tenant shall be responsible for the actual additional costs relating thereto as set forth in the Construction Contract.

(d) Budget. Attached hereto as Exhibit C is a budget (the "Budget"), broken out by line item category, showing an aggregate cost equal to Three Million Twenty-five Thousand Four Hundred and 00/100 Dollars ($3,025,400.00) (the "Cost of Construction") required to complete construction of the Additional Space and the related site and off-site improvements shown on the Final Plans and Specifications. The Budget shall be used as a basis for the making of Advances (as defined below). Notwithstanding the foregoing, Landlord and Tenant agree that the following items shown on the Final Plans and Specifications are "extra" items requested by Tenant and that the cost of such items is in addition to the Cost of Construction and shall be at the sole cost and expense of Tenant: (i) the front stairway, (ii) the four (4) shower stalls and all necessary plumbing, tile work and accessories thereto and (iii) the men's and women's lockers associated with the showers. The cost of such items shall be added to the Construction Account and shall be subject to Advances as provided herein and in the Construction Contract. Landlord has agreed to pay the fees of certain professionals, including without limitation the Architect, retained in connection with obtaining the Approvals, the Architectural Review Approval and the Building Permit and with completing the Additional Space. Pursuant to the terms of the Construction Contract, General Contractor has agreed to reimburse Landlord for such fees in the event that the actual cost to construct the Additional Space is less than the Cost of Construction. Landlord acknowledges that whether or not funds are available from General Contractor for such reimbursement, Landlord shall pay all such fees.

(e) General Contract. Simultaneously with the execution of this Agreement, Tenant shall enter into a contract (the "Construction Contract") for a stipulated sum equal to the Cost of Construction with Alfred Weissman Real Estate, Inc. ("General Contractor") pursuant to which General Contractor shall act as general contractor in connection with the construction of the Additional Space (including, without limitation, all related site and off-site improvements) in accordance with the Final Plans and Specifications. Tenant acknowledges that General Contractor is affiliated with Landlord, but in no way is General Contractor a partner or joint venturer with Landlord. As used herein, the term "General Contractor" shall include such qualified substitute general contractor as may be retained by Tenant in the event of a default by General Contractor under, and as provided in, the Construction Contract, and Landlord hereby consents to Tenant's right to make such substitution.

(f)  Establishment  of  Construction  Account.  In order to ensure Landlord that
Tenant shall have funds available in order to pay the Cost of Construction, Tenant shall establish a separate bank account (the "Construction Account"), at a financial institution reasonably acceptable to Landlord and Tenant, into which, simultaneously with its execution of this Agreement, Tenant shall deposit a sum equal to the Cost of Construction less the Previously Advanced Fees (as defined below). Upon execution of this Agreement, Tenant shall provide to Landlord evidence of the establishment of such account and from time to time, upon request, evidence of the balance maintained therein. The Construction Account shall be established, and the funds therein shall be held in trust, for the sole purpose of paying for the costs of construction of the Additional Space. Tenant shall not make, nor permit, withdrawals from the Construction Account except in accordance with the terms and conditions of this Agreement. In the event this Agreement is terminated because Landlord does not obtain any of the Architectural Review Approval, the Building Permit, the Lender Approval or the SNDA (as defined below), then Landlord shall release all of Landlord's rights in the Construction Account.

(g) Withdrawals from Construction Account. The construction of the Additional Space shall be at the sole cost and expense of Tenant up to the Cost of Construction plus additional costs that Tenant is expressly responsible for paying (e.g. Change Orders, the aforementioned stairway). Tenant shall make advances (each an "Advance" and collectively, "Advances") within ten (10) Business Days after receipt of a request for an Advance, out of the Construction Account, for actual work in place and materials delivered to the Property, and in accordance with the applicable request for Advance and the following further conditions:

     (i) Tenant shall not be required to make Advances more frequently than twice per month;

     (ii) requests for Advances shall have been received by Tenant not less than ten (10) Business Days prior to the date such Advance is requested to be made;

     (iii) all requests for an Advance shall be made on the form attached hereto as Exhibit E, together with reasonable evidence (e.g. invoices and payroll if applicable) that the amounts requested are due and shall be subject to the reasonable review and approval (including, without limitation, site visits to inspect such work, the cost of which shall equal $500 per Advance and are part of the Cost of Construction and will be paid out of the Construction Account at the time of the applicable Advance) of an engineer or inspector selected by Tenant both as to the work completed, materials delivered and the amounts requested therefor and shall be further subject to the 10% retainage and 5% retainage set forth in the Construction Contract.

     (iv) a certification from the General Contractor and the Architect, that the work to which such request for Advance relates has been completed in a good and workmanlike manner in accordance with the Final Plans and Specifications and all applicable codes and that the balance of the funds remaining in the Construction Account after making such Advance are reasonably expected to be sufficient to complete the Additional Space and related site and off-site improvements and that there remains in each line item which is the subject of such Advance an amount which is reasonably expected to be sufficient to complete the work contemplated by such line item;

     (v) copies of unconditional lien waivers or releases for all previous Advances from the applicable mechanics;

     (vi) with respect to the final Advance, the Certificate of Occupancy (as hereinafter defined) has been issued and the work is complete in all respects; and

     (vii) with respect to the final Advance, evidence that no mechanic's or materialmen's liens or other liens have been filed against the Demised Premises in connection with the construction of the Additional Space and that the Architect has delivered a certificate in form reasonably acceptable to Tenant that the Additional Space and related improvements are complete. Notwithstanding anything to the contrary contained in this Agreement, Tenant has previously advanced the following sums (the "Previously Advanced Fees"): (i) $75,000 to establish the escrow required by the City of Rye in connection with the proposed traffic light (ii) $39,000 for Building Permit fees, and (iii) $19,000 for certain other fees. Such amounts shall be reimbursed to Tenant in the event this Agreement is terminated as a result of a failure to obtain either the Architectural Review Approval, the Building Permit, the Lender Approval or the SNDA.

     (h) Depreciation. During the term of the Lease, Tenant alone shall be entitled to claim depreciation on the Additional Space for all taxation purposes.

     Section 2. Definitions. The definitions contained in Article 1 of the Lease are hereby modified as follows:

     (a) Additional Space Completion Date: The date on which a temporary or permanent certificate of occupancy is issued by the City of Rye permitting Tenant to occupy the Additional Space for the conduct of its business (the "Certificate of Occupancy").

(b) Building:  The office  building  known as and by street address 120 Old Post
Road,  Rye,  New  York,  including,   without  limitation,   when  substantially
completed, the Additional Space.

(c) Tenant Delay: A Tenant Delay shall include a delay in the completion of the Additional Space as a result of an event described in Section 3.3 of the Lease (except, Landlord acknowledges that all plans and specifications have been timely submitted). All references to Landlord's Work in such Section 3.3, in addition, shall be references to the Additional Space.

Section 3. Term. On the Additional Space Completion Date, the Term of the Lease automatically will be extended such that the Expiration Date shall be 11:59 p.m. on the day before the tenth (10th) anniversary of the Additional Space Completion Date, or upon such earlier date as the Term shall be canceled or terminated pursuant to any of the conditions or covenants of the Lease, or pursuant to law.

Section 4. Rent. In Section 2.3(a) of the Lease, the reference to Lease Year 6-10 is amended to refer to Lease Year 6-Expiration Date. Commencing on the Additional Space Completion Date, in addition to the Fixed Rent currently specified in Section 2.3(a) of the Lease, Tenant shall pay, throughout the balance of the Term (subject to adjustment during any renewal periods as provided below), Fixed Rent in respect of the Additional Space equal to $50,000.00 per annum, payable in equal monthly installments of $4,166.67. Landlord and Tenant acknowledge that the Fixed Rent payable in respect of the Additional Space (but, not the Fixed Rent or Additional Rent payable in respect of the remainder of the Demised Premises) is subject to certain rights of abatement and offset in favor of Tenant as set forth in that certain Landlord's Undertaking and Indemnity Agreement of even date herewith.

Section 5. Additional Rent. With respect to the Additional Space, it is the intent of Landlord and Tenant that the Fixed Rent shall be a net rent to Landlord, except as specifically set forth herein. Therefore, the Real Estate Tax Base and the Base Operating Year shall remain as set forth in the Lease. Tenant shall continue to pay all increases in Real Estate Taxes over the Real Estate Tax Base and all Operating Expenses over the Operating Expenses for the Base Operating Year whether or not same are applicable to the Additional Space or to the premises initially demised to Tenant under the Lease.

Section 6. Subordination. Prior to, and as a condition of, any withdrawal of any amount from the Construction Account and in any event no later than September 21, 1999, Landlord shall obtain from its current lender a subordination, nondisturbance and attornment agreement, (the "SNDA") covering the terms and conditions of this Agreement and Tenant's occupancy of the Additional Space in form and substance reasonably acceptable to Tenant and Landlord shall cause such agreements to be recorded in the County clerk's Office in Westchester County. Together with Landlord's request for the Lender Approval (as hereinafter defined) Landlord shall submit to such lender the form of subordination, non-disturbance and attornment agreement attached hereto as Exhibit D, which form will be used as the basis of negotiation with such lender. Landlord and Tenant shall execute and deliver same promptly upon receipt thereof by such lender to the extent reasonably acceptable to each of them.

Section 7. Assignment and Subletting. Notwithstanding anything to the contrary contained in Sections 6.1(a), 6.4, 6.6 and 6.8 of the Lease, in respect of the Additional Space, the following terms and conditions shall apply:

(a) No Consent Required. Tenant shall have the right to sublet the Additional Space without the consent of Landlord, provided, however, Tenant shall give Landlord written notice of such subletting no less than ten (10) business days prior to the effective date thereof. Any sublease of all or any portion of the Additional Space shall comply with the terms and conditions of Sections 6.5 and
6.7 of the Lease. Notwithstanding any such sublease, Tenant shall remain fully liable for the payment of Fixed Rent or Additional Rent due or to become due pursuant to the Lease and this Agreement and for the performance of all obligations, covenants, agreements, terms and conditions contained in the Lease and this Agreement.

(b) Consideration. In the case of a sublease of the Additional Space, Tenant shall pay to Landlord as Additional Rent, fifty percent (50%) of any rent, additional charge or other consideration paid by the subtenant which is in excess of the sum of (i) an amount equal to the Fixed Rent and Additional Rent that Tenant then currently pays, calculated on a per square foot basis, for the portion of the Demised Premises located on the first and second floor of the Building, plus (ii) Tenant's reasonable out-of-pocket costs and expenses incurred in connection with such sublease, including, without limitation, commissions, legal fees and construction expenses. For example, assume that (i) Tenant pays Fixed Rent and Additional Rent on each of the first two floors at the aggregate rate of $25.00 per rentable square foot, (ii) that Tenant subleases the third floor for an aggregate rental of $30.00 per square foot, and
(iii) that Tenant incurred no costs in connection with such sublet. In such event Tenant would receive $27.50 per rentable square foot of such rent (i.e. $25 plus 50% of $30-$25) and Landlord would receive $2.50 (50% of $30-$25) per rentable square foot. The sums payable under this Section shall be paid to Landlord as and when paid by the subtenant to Tenant. In the event Tenant subleases the Additional Space along with all or a portion of the remainder of the Demised Premises in one or more subleases to one entity or more than one entity, each of which are affiliates of one another, then for the purposes of calculating the amount due to Landlord under this subsection (b) and under
Section 6.8(b) of the Lease, the aggregate consideration paid under such sublease(s) shall be applied, on a per square foot basis, equally over the entire space subleased.

     Section 8. Memorandum. The provisions of Section 7.2 of the Lease shall specifically apply to this Agreement.


Section 9. Casualty. Notwithstanding anything to the contrary contained in the Lease (including, without limitation Section 10.2 thereof), in the event of a casualty of all or any portion of the Demised Premises (except a casualty during the Second Option Period, as defined below), including, without limitation a casualty during construction of the Additional Space, Landlord shall repair or rebuild the Demised Premises as provided in Section 10.1 of the Lease. With respect to any casualty during the Second Option Period, the provisions of
Article 10 of the Lease shall apply as though not modified by this Agreement.

Section 10. Condemnation. Notwithstanding anything to the contrary contained in the Lease, in the event that a condemnation of all or a portion of the Demised Premises results in the termination of the Lease pursuant to the terms of Sections 12.1 or 12.2 thereof, then, notwithstanding Section 12.3 thereof to the contrary, any award for such condemnation shall be paid as follows:

     (a) first, to any Superior Mortgagee in accordance with the terms of any Superior Mortgage;

     (b) second, to Landlord and Tenant, equally, until Tenant receives an amount equal to the then unamortized cost of the construction of the Additional Space paid for by Tenant (amortized on a straight line basis over the initial ten (10) year Term); and

     (c) third, the balance to Landlord.

Notwithstanding anything to the contrary contained in Section 12.2 of the Lease, Landlord shall not exercise its termination right thereunder unless the award payable in connection with such condemnation is sufficient to fully fund subsections (a) and (b) above.

Section 11. Repairs. Subject to Landlord's right, if any, to be reimbursed for Operating Expenses pursuant to the Lease and as stated in Section 5 above, Landlord shall be responsible for all repairs to the structural elements (including, without limitation, the Building roof) and building systems in the Additional Space.

Section 12. Security. Landlord shall make written request, and thereafter shall make a good faith attempt, for a release by the current Superior Mortgagee, of the Letter of Credit (the "Letter of Credit") currently in effect as security for the Tenant's obligations under the Lease and being held by such Superior Mortgagee. In the event that such Superior Mortgagee shall deny such request, for any reason, then the letter of Credit shall remain in effect as security for Tenant's performance of its obligations under the Lease as set forth in the Lease.

Section 13. Parking. As part of the construction of the Additional Space, the General Contractor shall construct the parking spaces and other site improvements shown on the Site Plan. Landlord will coordinate with General Contractor to ensure that construction of an additional temporary parking area, sufficient for the parking of 45 automobiles, is completed as a portion of the first phase of construction and is available for Tenant's use as soon as reasonably practicable after construction commences.

Section 14.       Options.


     (a) Existing Option. At any time that Tenant exercises the Option, Tenant shall be deemed to have renewed the Lease with respect to the Additional Space for the Option Period (i.e. the Term of the Lease shall be extended for the entire Demised Premises).

     (i) Throughout the Option Period, Fixed Rent payable in respect of the Additional Space shall equal the following:

  Option Year       Rate Per     Per Annum Fixed Rent          Per Month
                  Square Foot                                  Fixed Rent

       1             $5.00             $134,000                   $11,166.67
       2              5.30              142,040                    11,836.67
       3              5.62              150,616                    12,551.33
       4              5.96              159,728                    13,310.67
       5              6.32              169,376                    14,114.67

(b)      Second Option.

     (i) Provided Tenant is not in default (beyond applicable notice and grace periods) pursuant to any of the terms and conditions of the Lease, and further provided that Tenant has exercised the Option, Tenant shall have the further option (the "Second Option") to renew the Lease as to the entire Demised Premises for an additional five (5) year period (the "Second Option Period") for the period commencing on the date following the last date of the Option Period upon the terms and conditions contained in the Lease, except, as provided in this Agreement. To exercise the Second Option, Tenant shall give Landlord notice (the "Second Option Extension Notice") of the intent to exercise said Second
Option not less than nine (9) months prior to the date on which the Second Option Period will commence. The Second Option Extension Notice shall be given as provided in Article 29 in the Lease. In the event Tenant shall exercise the Second Option, the Lease will terminate in its entirety at the end of the Second Option Period and Tenant will have no further options to extend the Lease.

(ii)     The Fixed Rent for the Second Option shall be determined as follows:

     (A) Landlord and Tenant will have until the date which is eight (8) months prior to the last day of the Option Period within which to agree on the then-fair market rental value of the Demised Premises, as defined in subsection
(C) below. If they agree on the Fixed Rent within such period, they will amend the Lease by stating the Fixed Rent.


     (B) If Landlord and Tenant are unable to agree on the Fixed Rent for the Second Option Period within such time, then, the Fixed Rent for the Second Option Period will be 90% of the then-fair market rental value of the Demised Premises as determined in accordance with subsection (D) hereof.

     (C) The "then-fair market rental value of the Demised Premises" means what a landlord under no compulsion to lease the Demised Premises and a tenant under no compulsion to lease the Demised Premises would determine as Fixed Rent (including initial monthly rent and rental increases) for the Second Option Period, as of the commencement of the Second Option Period, taking into consideration the uses permitted under the Lease, the quality, size, design and location of the Demised Premises, and the rent for comparable buildings located in the vicinity of Westchester County, New York and the fact that the Base Operating Year and the Real Estate Tax Base shall not change.

     (D) Within thirty (30) days after the expiration of the thirty (30) day period set forth in subsection (B) above, Landlord and Tenant shall each appoint one licensed real estate appraiser, and the two appraisers so appointed shall jointly attempt to determine and agree upon the then fair market rental value of the Demised Premises. If they are unable to agree, then each appraiser so appointed shall set one value, and notify the other appraiser, of the value set by him or her, concurrently with such appraiser's receipt of the value set by the other appraiser. The two appraisers then shall, together, select a third licensed appraiser (or if the two appraisers cannot agree upon such third appraiser, then such third appraiser shall be selected pursuant to arbitration as provided under Article 30 of the Lease), who shall choose one of the two values set by the first two appraisers as the fair market rental value of the Demises Premises, after reviewing the reports of the first two appraisers appointed by the parties, and after doing such independent research as he/she deems appropriate.

Section 15.       Miscellaneous.

(a) Lease Ratified. Except as expressly modified by this Agreement, the Lease remains unmodified and is hereby ratified and confirmed and remains in full force and effect. Any reference to the Lease whether in the Lease or otherwise, shall mean the Lease as modified by this Agreement.

     (b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

(c) Headings. All section headings used in this Agreement are for convenience only and in no way define, limit or describe the scope or intent of this Agreement, nor in any way affect the terms of this Agreement.

(d) Lender Consent Required. This Agreement and the obligations and rights contained herein are subject to and contingent upon Landlord obtaining (i) the written consent to this Agreement of the current Superior Mortgagee (the "Lender Approval") and (ii) the SNDA, executed by Lender and Landlord in recordable form. Promptly after the execution hereof, Landlord shall submit this Agreement to such Superior Mortgagee for consent and Landlord thereafter shall diligently and in good faith pursue same. In the event that such Superior Mortgagee refuses to grant such Lender Approval or provide the SNDA and if a Termination Notice (as defined below) is given, this Agreement shall be null and void and of no force or effect; provided however, in such event the Lease shall remain in full fore and effect as if this Agreement had never been executed. If Landlord and Tenant have not received the Lender Approval and SNDA on or before September 21, 1999, then either Landlord or Tenant shall have the right to terminate this Agreement by giving written notice (the "Termination Notice") (provided, however, only Tenant shall have the right to give a Termination Notice if the Lender Approval is received, but Lender does not provide the SNDA) thereof to the other party. No withdrawal may be made from the Construction Account until the Lender Approval and SNDA (unless the requirement for the SNDA is waived by Tenant) are received.

(e) Brokers. Landlord and Tenant each covenant that they have not dealt with any real estate broker or finder with respect to this Agreement other than Insignia/Rostenberg Doern ("Insignia") and Cushman & Wakefield ("C&W"). Any commission relating to this Agreement which may be payable to Insignia or C&W (either directly or through an agreement between C&W and Insignia) pursuant to the separate agreement (the "Broker Agreement") between Landlord and Insignia at or about the time that the Lease was executed, shall be paid by Landlord. Tenant acknowledges that any fees or commissions due and payable to C&W by reason of any new arrangement or agreement between C&W and Tenant shall be paid by Tenant. Each party shall hold the other party harmless from all damages, claims, liabilities or expenses, including reasonable and actual attorneys' fees (through all levels of proceedings), resulting from any claims that may be asserted against the other party by any real estate broker or finder with whom the indemnifying party either has or is purported to have dealt including the parties stated above.

(f) Insurance. At the time that the Additional Space is Substantially Complete, Landlord will increase any limits in respect of the insurance required to be carried by Landlord under Section 11.1 of the Lease to an amount which insures the then full replacement cost of the Building.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

     TENANT:            MOBIUS MANAGEMENT SYSTEMS, INC.



                             By: /s/ E. Kevin Dahill
                        Name:   E. Kevin Dahill
                         Title: Chief Financial Officer

    LANDLORD:           OLD POST ROAD ASSOCIATES, LLC



                             By: /s/ Alfred Weissman
                        Name:   Alfred Weissman
                        Title:  Managing Member

                                    EXHIBIT A

                                    SITE PLAN

                                    EXHIBIT B

                                   SCHEDULE OF
                         FINAL PLANS AND SPECIFICATIONS


     1.  construction   documents  and  specifications   prepared  by  Landscape
Architectural Design Associates, PC dated June 1, 1999 (drawings L1 though L9)

     2. construction documents prepared by TRC Raymond Key Associates dated June 15, 1999 (drawings L10 and L11)

     3. Block and Lot Sheet 146.13

     4. base bid parking drainage drawings (L3 and L10) and

     5. site specifications

     6. Architectural Drawings C1, C2, A-2.0A, A-2.0, A-21, A-2.2, A-2.3, A-2.4,
A-2.5, A-2.6, A-3.0, A-3.1, A-5.0, A-5.1, A-5.2, A-5.3, A-6.0, A-6.1, and A-6.2

     7. Structural Drawings S-1 and S-2

     8. Mechanical Drawings M-1, M-2, M-3, and M-4

     9. Plumbing Drawings P-1, and P-2

     10. Electrical Drawings E-1, E-2 and E-3

     11. Mechanical Specifications and Addendum #1 prepared by CIMA Group.

                                    EXHIBIT C

                                     BUDGET

                                    EXHIBIT D

             SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

                                    EXHIBIT E

FORM